Provident Financial Services, Inc. Announces Quarterly Earnings, Fourth Stock
        Repurchase Program and Declares Increased Quarterly Cash Dividend


JERSEY CITY, NJ, April 26, 2006 - Provident Financial Services, Inc. (NYSE:PFS) (the "Company") reported basic and diluted earnings per share of $0.22 and net income of $13.8 million for the quarter ended March 31, 2006. This compares with basic and diluted earnings per share of $0.22 and net income of $15.0 million for the same period in 2005.

Paul M. Pantozzi, Chairman and Chief Executive Officer, commented, "In the face of the continued flat yield curve, we have maintained a short-term strategy of foregoing asset growth in favor of preserving net interest margin. We believe this strategy met with success in the first quarter as evidenced by a four basis point increase in our margin as compared to the trailing quarter. While both loan and deposit balances remained essentially unchanged, we pursued our practice of using cash flows from our securities portfolios to pay down wholesale borrowings. This, in conjunction with our ongoing share repurchase activity, resulted in a 1.7% decrease in total assets since year-end 2005." Pantozzi continued, "Asset growth for its own sake, particularly in an unfavorable interest rate climate, has remained an unattractive option for us and for long-term stockholder value. We have chosen to incrementally reposition our balance sheet to benefit from the eventual re-emergence of a more normalized yield curve. We continue to make progress in our efforts to increase non-interest income and to control non-interest expenses. Many of the initiatives we put in place in 2005 contributed to a 23.8% increase in fee income and a 3.7% decrease in total overhead costs this quarter as compared to the same period last year. I am also pleased to note that at quarter's end our asset quality remained excellent and our loan pipeline remained strong." Pantozzi concluded, "As a complement to all of these initiatives, we have continued to pursue our capital management strategy as witnessed by the Board of Directors' approval of our sixth quarterly cash dividend increase and our fourth stock repurchase program."

Authorization of Fourth Stock Repurchase Program

The Company's Board of Directors authorized the Company's fourth stock repurchase program. This program will commence upon completion of the Company's current repurchase program, under which 1.1 million shares remain to be purchased. Under the new authorization, the Company may repurchase 5% of the amount of shares of common stock currently outstanding, or approximately 3.4 million shares. Repurchases will be made from time to time and will be effectuated through open market purchases, unsolicited negotiated transactions, or in such other manner deemed appropriate by management. Completion of the repurchase program will not be limited to a specific time period. The Company's repurchase activities will take into account SEC safe harbor rules and guidance for issuer repurchases.

Increase in Quarterly Dividend

The Company's Board of Directors declared a quarterly cash dividend of $0.10 per common share, an increase of 11.1% from the prior quarter's cash dividend of $0.09 per share. The dividend is payable on May 31, 2006 to stockholders of record as of the close of business on May 15, 2006. Since declaring its first cash dividend in the second quarter of 2003, the Company has increased the quarterly cash dividend six times for a total of 150%.

Balance Sheet Summary

Total assets were $5.95 billion at March 31, 2006, compared to $6.05 billion at December 31, 2005, as reductions in securities balances were used to fund repayments of borrowings and common stock repurchases.

Total investments decreased $87.0 million, or 5.7%, during the quarter ended March 31, 2006. The decrease was primarily attributable to paydowns on mortgage-backed securities and scheduled maturities of debt securities.

The Company's net loans decreased $7.7 million, or 0.2%, to $3.70 billion during the three months ended March 31, 2006, as originations of $288.8 million were outpaced by principal repayments. Net decreases of $31.4 million in residential mortgage loans and $6.0 million in commercial loans were partially offset by increases of $14.1 million in commercial and multi-family mortgage loans, $9.6 million in construction loans and $6.2 million in consumer loans. Commercial real estate, construction and commercial loans represented 38.0% of the Company's total loan portfolio at March 31, 2006, compared with 37.5% at December 31, 2005. The decline in residential mortgages and shift in portfolio composition reflects the Company's continued focus on commercial lending.

At March 31, 2006, the Company's unfunded loan pipeline totaled $769.2 million, including $262.9 million in construction loan commitments, $167.8 million in commercial loan commitments and $119.0 million in commercial mortgage commitments. This compares with an unfunded loan pipeline of $696.2 million at December 31, 2005.

Borrowed funds decreased $94.8 million, or 9.8%, during the quarter ended March 31, 2006, as a result of maturities, calls and paydowns on amortizing obligations.

Total deposits increased $3.3 million, or 0.1%, during the quarter ended March 31, 2006, with a $53.6 million increase in time deposits partially offset by decreases in savings and demand accounts. Total deposits were $3.92 billion at March 31, 2006, with core deposits, consisting of savings and demand deposit accounts, representing 61.7% of total deposits.

Common stock repurchases for the three months ended March 31, 2006 totaled 893,000 shares at an average cost of $18.32 per share. At March 31, 2006, book value per share and tangible book value per share totaled $15.74 and $9.33, respectively.

Results of Operations

Net Interest Margin

The net interest margin improved four basis points to 3.31% for the quarter ended March 31, 2006, from 3.27% for the quarter ended December 31, 2005. This was a decrease of seven basis points compared with the net interest margin of 3.38% for the quarter ended March 31, 2005. The weighted average rate for interest-earning assets was 5.35% for the three months ended March 31, 2006, compared with 5.20% for the trailing quarter and 4.97% for the three months ended March 31, 2005. The weighted average rate for interest-bearing liabilities was 2.43% for the quarter ended March 31, 2006, compared with 2.29% for the trailing quarter and 1.88% for the first quarter of 2005. The increases in rates on interest-earning assets and interest-bearing liabilities reflect increases in market interest rates experienced throughout the past year.

Non-Interest Income

Non-interest income totaled $7.3 million for the quarter ended March 31, 2006, an increase of $1.2 million, or 18.8%, compared to the same period in 2005. The increase was primarily attributable to equity fund income, which increased $459,000 for the first quarter of 2006, compared with the same period in 2005, and deposit fees, which increased $452,000, or 18.1% for the first quarter of 2006, compared with the same period in 2005. The increase in deposit fees was related to the conclusion in the second quarter of 2005 of introductory fee waivers to customers obtained from an acquired institution. In addition, income related to the outsourcing of the official check function increased $190,000 for the first quarter of 2006, compared with the same period in 2005. The Company outsourced its official check processing in the second quarter of 2005.

Non-Interest Expense

For the three months ended March 31, 2006, non-interest expense decreased $1.2 million, or 3.7%, to $30.2 million, compared to $31.4 million for the three months ended March 31, 2005. Compensation and employee benefits expense decreased $687,000 for the quarter ended March 31, 2006, compared with the same period in 2005. The Company employed 898 full-time equivalent employees at March 31, 2006, compared with 915 full-time equivalent employees at March 31, 2005. Amortization of intangibles decreased $560,000 for the quarter ended March 31, 2006, compared with the same period in 2005, as a result of scheduled reductions in the amortization of core deposit intangibles. Data processing expense decreased $236,000 for the three months ended March 31, 2006, compared with the same period in 2005, as a result of service provider contract renewals on more favorable terms and cost saving initiatives implemented late in 2005.

Partially offsetting these decreases, advertising and promotions expense increased $311,000 for the quarter ended March 31, 2006, compared with the same period in 2005, as the Company continued its efforts to attract and retain profitable customer relationships. The Company's annualized non-interest expense as a percentage of average assets was 2.06% for the quarter ended March 31, 2006, compared with 2.01% for the same period in 2005. The efficiency ratio (non-interest expense divided by the sum of net interest income and non-interest income) was 59.6% for the quarter ended March 31, 2006, compared with 58.8% for the same period in 2005.

Asset Quality

The Company continues to emphasize asset quality. Total non-performing loans as of March 31, 2006 were $5.8 million, or 0.16% of total loans, compared to $6.0 million, or 0.16% of total loans at December 31, 2005, and $5.6 million, or 0.15% of total loans at March 31, 2005. At March 31, 2006, the Company's allowance for loan losses was 0.86% of total loans, compared with 0.86% of total loans at December 31, 2005, and 0.92% of total loans at March 31, 2005. The Company recorded a $555,000 provision for loan losses for the three months ended March 31, 2006, primarily due to growth in commercial real estate and construction loans. The Company did not record a provision for loan losses for the three months ended March 31, 2005.

About the Company

Provident Financial Services, Inc. is the holding company for The Provident Bank, a community-oriented bank that offers a full range of retail and commercial loan and deposit products. The Bank currently operates 76 full service branches throughout northern and central New Jersey.

Post Earnings Conference Call

Representatives of the Company will hold a conference call for investors at 10:00 a.m. Eastern Time on April 27, 2006 regarding highlights of the Company's first quarter 2006 financial results. The call can be accessed by dialing 1-877-407-8035 (Domestic) or 1-201-689-8035 (International). Internet access to the call is also available (listen only) at www.providentnj.com by going to Investor Relations and clicking on Webcast.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the
Securities  Exchange  Act  of  1934.  Such  forward-looking  statements  may  be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

               PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Condition
                March 31, 2006 (Unaudited) and December 31, 2005
                             (Dollars in thousands)

                             Assets                                       March 31, 2006         December 31, 2005
                                                                      ----------------------- ------------------------
Cash and due from banks                                              $           105,456     $             107,353
Federal funds sold                                                                 5,000                        --
Short-term investments                                                             2,152                     9,915
                                                                      ----------------------- ------------------------
                  Total cash and cash equivalents                                112,608                   117,268
                                                                      ----------------------- ------------------------

Investment securities (market value of $404,214
        at March 31, 2006 (unaudited) and $407,972
        at December 31, 2005)                                                    411,074                   410,914
Securities available for sale, at fair value                                   1,003,381                 1,082,957
Federal Home Loan Bank stock                                                      36,232                    43,794

Loans                                                                          3,731,348                 3,739,122
        Less allowance for loan losses                                            31,904                    31,980
                                                                      ----------------------- ------------------------
                  Net loans                                                    3,699,444                 3,707,142
                                                                      ----------------------- ------------------------

Foreclosed assets, net                                                               305                       670
Banking premises and equipment, net                                               59,859                    60,949
Accrued interest receivable                                                       21,008                    23,155
Intangible assets                                                                434,300                   435,838
Bank-owned life insurance                                                        112,334                   111,075
Other assets                                                                      57,709                    58,612
                                                                      ----------------------- ------------------------
                  Total assets                                       $         5,948,254     $           6,052,374
                                                                      ======================= ========================

              Liabilities and Stockholders' Equity
Deposits:
        Demand deposits                                              $         1,093,606     $            1,109,507
        Savings deposits                                                       1,329,543                 1,363,997
        Certificates of deposit of $100,000 or more                              329,245                   304,229
        Other time deposits                                                    1,172,341                 1,143,725
                                                                      ----------------------- ------------------------
                  Total deposits                                               3,924,735                 3,921,458

Mortgage escrow deposits                                                          19,363                    18,121
Borrowed funds                                                                   875,284                   970,108
Subordinated debentures                                                           26,276                    26,444
Other liabilities                                                                 35,669                    39,948
                                                                      ----------------------- ------------------------
                  Total liabilities                                            4,881,327                 4,976,079
                                                                      ----------------------- ------------------------

Stockholders' Equity:
Preferred stock, $0.01 par value,
  50,000,000 shares authorized, none issued                                           --                         --
Common stock, $0.01 par value, 200,000,000 shares authorized,
  79,879,017 shares issued and 67,777,300 shares outstanding at
  March 31, 2006, and 79,879,017 shares issued and
  68,661,880 shares outstanding at December 31, 2005                                 799                       799
Additional paid-in capital                                                       965,504                   964,555
Retained earnings                                                                403,159                   395,589
Accumulated other comprehensive loss                                             (12,325)                   (8,906)
Treasury stock at cost                                                          (183,468)                 (167,113)
Unallocated common stock held by Employee Stock
  Ownership Plan                                                                 (72,635)                  (73,316)
Common Stock acquired by the Stock Award Plan                                    (34,107)                  (35,313)
Common Stock acquired by the Directors' Deferred Fee Plan                        (13,079)                  (13,224)
Deferred compensation - Directors' Deferred Fee Plan                              13,079                    13,224
                                                                      ----------------------- ------------------------
                  Total stockholders' equity                                   1,066,927                 1,076,295
                                                                      ----------------------- ------------------------
                  Total liabilities and stockholders'
                      Equity                                         $         5,948,254     $            6,052,374
                                                                      ======================= ========================

               PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDAIRIES
                        Consolidated Statements of Income
                   Three Months Ended March 31, 2006 and 2005
                  (Dollars in thousands, except per share data)

                                                         Three Months Ended
                                                              March 31
                                                    ----------------------------
                                                        2006            2005
                                                    ------------    ------------
                                                             (Unaudited)
Interest income:
 Real estate secured loans                         $     39,293    $     38,278
 Commercial loans                                         6,398           4,953
 Consumer loans                                           8,166           7,250
 Investment securities                                    4,298           4,432
 Securities available for sale                           11,329          13,780
 Other short-term investments                                69             146
 Federal funds                                               41             118
                                                    ------------    ------------
                   Total interest income                 69,594          68,957
                                                    ------------    ------------

Interest expense:
 Deposits                                                17,661          12,905
 Borrowed funds                                           8,143           8,542
 Subordinated debentures                                    407             345
                                                    ------------    ------------
                   Total interest expense                26,211          21,792
                                                    ------------    ------------
                   Net interest income                   43,383          47,165

Provision for loan losses                                   555               --
                                                    ------------    ------------

                   Net interest income after
                   provision for loan losses             42,828          47,165
                                                    ------------    ------------

Non-interest income:
 Fees                                                     5,807           4,692
 Bank-owned life insurance                                1,259           1,296
 Net gain (loss) on securities transactions                   5            (131)
 Other income                                               262             313
                                                    ------------    ------------
                   Total non-interest income              7,333           6,170
                                                    ------------    ------------

Non-interest expense:
 Compensation and employee benefits                      16,357          17,044
 Net occupancy expense                                    4,815           4,900
 Data processing expense                                  1,884           2,120
 Amortization of intangibles                              1,568           2,128
 Advertising and promotion expense                        1,041             730
 Other operating expenses                                 4,539           4,455
                                                    ------------    ------------
                   Total non-interest expense            30,204          31,377
                                                    ------------    ------------
                   Income before income tax expense      19,957          21,958
Income tax expense                                        6,155           6,936
                                                    ------------    ------------
                   Net income                      $     13,802    $     15,022
                                                    ============    ============

Basic earnings per share                                  $0.22           $0.22
Average basic shares outstanding                     63,440,313      68,172,885

Diluted earnings per share                                $0.22           $0.22
Average diluted shares outstanding                   64,180,995      68,934,081



                       PROVIDENT FINANCIAL SERVICES, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
            (Dollars in thousands, except per share data) (Unaudited)

                                                       At or for the Three
                                                           Months Ended
                                                             March 31
                                                             --------
                                                       2006            2005
                                                       ----            ----
INCOME STATEMENT:
Net interest income                                    $43,383         $47,165
Provision for loan losses                                  555              --
Non-interest income                                      7,333           6,170
Non-interest expense                                    30,204          31,377
Income before income tax expense                        19,957          21,958
Net income                                              13,802          15,022
Basic earnings per share                                 $0.22           $0.22
Diluted earnings per share                               $0.22           $0.22
Interest rate spread                                      2.92%           3.09%
Net interest margin                                       3.31%           3.38%

PROFITABILITY:
Annualized return on average assets                       0.94%           0.96%
Annualized return on average equity                       5.22%           5.41%
Annualized non-interest expense to
        average assets                                    2.06%           2.01%
Efficiency ratio (1)                                     59.56%          58.83%

ASSET QUALITY:
Non-performing loans                                    $5,790          $5,590
Foreclosed assets                                          305             140
Non-performing loans to
        total loans                                       0.16%           0.15%
Non-performing assets to
        total assets                                      0.10%           0.09%
Allowance for loan losses                              $31,904         $33,837
Allowance for loan losses to
        non-performing loans                            551.02%         605.31%
Allowance for loan losses to
        total loans                                       0.86%           0.92%

AVERAGE BALANCE SHEET DATA:
Assets                                              $5,957,241      $6,339,184
Loans, net                                           3,689,510       3,654,614
Earning assets                                       5,205,688       5,554,271
Core deposits                                        2,396,316       2,597,502
Borrowings                                             960,041       1,168,448
Interest-bearing liabilities                         4,373,982       4,698,182
Stockholders' equity                                 1,072,176       1,125,479
Average yield on interest-
        earning assets                                    5.35%           4.97%
Average cost of interest-
        bearing liabilities                               2.43%           1.88%

Notes
(1) Efficiency Ratio Calculation
                                                       Three Months Ended
                                                            March 31
                                                       2006          2005
                                                       ----          ----
Net interest income                                  $ 43,383      $ 47,165
Non-interest income                                     7,333         6,170
                                                     --------      --------
Total income                                         $ 50,716      $ 53,335
                                                       ======        ======

Non-interest expense                                 $ 30,204      $ 31,377

        Expense/Income:                                 59.56%        58.83%
                                                        ======        ======


Average Quarterly Balance
NET INTEREST MARGIN ANALYSIS
(Unaudited) (Dollars in thousands)                         March 31, 2006                              December 31, 2005
                                                Average                      Average           Average                    Average
                                                Balance        Interest       Yield            Balance        Interest     Yield
                                              ------------------------------------------    ----------------------------------------
Interest-Earning Assets:
     Federal Funds Sold and
         Other Short-Term Investments        $      10,454   $        110           4.27%  $         57,859   $      563       3.86%
     Investment Securities (1)                     413,060          4,298           4.16            419,244        4,260       4.06
     Securities Available for Sale               1,051,893         10,781           4.10          1,135,151       11,208       3.95
     Federal Home Loan Bank Stock                   40,771            548           5.45             42,303          589       5.52
     Net Loans (2)
         Total Mortgage Loans                    2,761,335         39,293           5.68          2,747,964       38,659       5.61
         Total Commercial Loans                    370,684          6,398           6.90            363,745        5,996       6.45

         Total Consumer Loans                      557,491          8,166           5.93            549,447        8,133       5.88
                                              ------------    -----------                   ---------------    ---------
         Total Interest-Earning Assets           5,205,688         69,594           5.35          5,315,713       69,408       5.20
                                                                             -----------                                  ---------

Non-Interest Earning Assets:

     Cash and Due from Banks                        76,598                                           89,474
     Other Assets                                  674,955                                          679,478
                                              ------------                                  ---------------
         Total Assets                        $   5,957,241                                 $      6,084,665
                                              ============                                  ===============


Interest-Bearing Liabilities:
     Demand Deposits                         $     598,991          1,689           1.14%  $        637,084        2,084       1.30%
     Savings Deposits                            1,337,729          3,807           1.15          1,389,260        3,912       1.12
     Time Deposits                               1,477,221         12,165           3.34          1,428,608       11,159       3.10
                                              ------------    -----------                   ---------------    ---------
         Total Deposits                          3,413,941         17,661           2.10          3,454,952       17,155       1.97
                                                              -----------                                      ---------

     Borrowed Funds:
         Total Borrowings                          960,041          8,550           3.61          1,029,271        8,745       3.37
                                              ------------    -----------                   ---------------    ---------
         Total Interest-Bearing Liabilities      4,373,982         26,211           2.43          4,484,223       25,900       2.29
                                                              -----------    -----------                       ---------  ---------

Non-Interest Bearing Liabilities                   511,083                                          525,179
                                              ------------                                  ---------------
         Total Liabilities                       4,885,065                                        5,009,402
Stockholders' Equity                             1,072,176                                        1,075,263
                                              ------------                                  ---------------
         Total Liabilities & Stockholders'
           Equity                            $    5,957,241                                $      6,084,665
                                              =============                                 ===============

Net interest income                                          $     43,383                                     $   43,508
                                                              ===========                                      =========

Net interest rate spread                                                            2.92%                                      2.91%
                                                                                    ====                                       ====

Net interest-earning assets                  $      831,706                                $        831,490
                                              =============                                 ===============

Net interest margin (3)                                                             3.31%                                      3.27%
                                                                                    ====                                       ====
Ratio of interest-earning assets to
     interest-bearing liabilities                      1.19x                                           1.19x

------------------------------------------------------------------------------------------------------------------------------------

     (1)  Average outstanding balance amounts shown are amortized cost.
     (2) Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
     (3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the net interest margin for the previous year, inclusive

                                                 3/31/2006       12/31/2005         9/30/2005        6/30/2005     3/31/2005
                                                  1st Qtr.        4th Qtr.          3rd Qtr.         2nd Qtr.      1st Qtr.
                                                  --------        --------          --------         --------      --------
Interest-Earning Assets:
 Securities                                       4.15%             4.02%             3.88%           3.86%          3.90%
 Net Loans                                        5.84%             5.73%             5.69%           5.58%          5.53%
    Total Interest Earning Assets                 5.35%             5.20%             5.11%           5.01%          4.97%

Interest-Bearing Liabilities
 Total Deposits                                   2.10%             1.97%             1.79%           1.61%          1.48%
 Total Borrowings                                 3.61%             3.37%             3.18%           3.12%          3.08%
    Total Interest Bearing Liabilities            2.43%             2.29%             2.13%           1.97%          1.88%

 Interest Rate Spread                             2.92%             2.91%             2.98%           3.04%          3.09%
 Net Interest Margin                              3.31%             3.27%             3.31%           3.34%          3.38%
 Ratio of interest-earning assets to
    total interest-bearing liabilities            1.19%             1.19x             1.18x           1.18x          1.18x
